Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Micro Focus International plc:

We consent to the use of our reports dated February 20, 2020, with respect to the consolidated statements of financial position of Micro Focus International plc as of October 31, 2019 and 2018, the related consolidated statements of comprehensive income, changes in equity, and cash flows for the twelve month period ended October 31, 2019 and eighteen month period ended October 31, 2018, and the related notes, and the effectiveness of internal control over financial reporting as of October 31, 2019, incorporated herein by reference.

Our report dated February 20, 2020, on the consolidated financial statements, refers to our audit of the adjustments that were applied and disclosures added, to retrospectively reflect discontinued operations and to retrospectively reflect changes in segment reporting in the 2017 consolidated financial statements, as more fully described in Note 37 and Note 1, respectively, to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2017 consolidated financial statements other than with respect to such adjustments.

Our report dated February 20, 2020, on the effectiveness of internal control over financial reporting as of October 31, 2019, expresses our opinion that Micro Focus International plc did not maintain effective internal control over financial reporting as of October 31, 2019 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the material weakness relates to deficient controls surrounding IT applications in the areas of change management and access controls and, as a result, automated controls and controls over information produced by the entity could not be relied upon.

Also, our report dated February 20, 2020, on the consolidated financial statements, contains an explanatory paragraph that refers to a change in the method of accounting for revenue from contracts with customers.

London, United Kingdom
February 10, 2021